UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P.

ALTIVA MANAGEMENT INC.

BALAJI VENKATARAMAN

VIRINDER NOHRIA

LTE PARTNERS, LLC

LTE MANAGEMENT, LLC

MELKONIAN CAPITAL MANAGEMENT, LLC

RYAN MELKONIAN

TERENCE COOKE

DEEPAK SARPANGAL

GÉRARD BER

ERIC ENDE

ANN MACDOUGALL

HEINZ MÄUSLI

DAVID MIMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”) have filed a definitive consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participating Stockholders’ five highly qualified nominees.

Item 1: On October 23, 2019, the Participating Stockholders issued the following press release:

Velan Responds to Misleading Communications from Progenics

Progenics Has Again Resorted to False Information and Misleading Innuendo in Seemingly Desperate Attempt to Avoid Accountability and Deprive Stockholders of Chance to Realize Company’s Full Value

Velan Purchased Progenics Stock Because of Conviction in Company’s Opportunities for Long-Term Value Creation and Had No Prior Knowledge of the Lantheus Transaction

Corrects Numerous Progenics and Lantheus Claims and Urges Stockholders Not to Be Distracted from Their Distorted and Misguided Smear Campaign

Consent Solicitation is About Progenics Board’s Failure to Deliver for Cancer Patients While Velan’s Fully-Independent Nominees Represent a Massive Upgrade and Would Help Maximize Results

Vote on the GREEN Consent Card TODAY to Save Progenics

ALPHARETTA, Ga. – October 23, 2019 – Velan Capital, L.P. (together with the other members of its group, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”) (NASDAQ:PGNX), comprised of successful specialty pharmaceutical operators and financial services experts, today responded to the Company’s presentation and press release, including misleading statements surrounding the Lantheus Medical Imaging, Inc. (“Lantheus”) merger agreement and interactions with the Progenics Board of Directors (the “Board”). Velan issued the following statement:

“We are deeply disappointed that Progenics has resorted to such desperate tactics in an attempt to mislead stockholders around Velan’s intentions and our Nominees’ plan to deliver long-term value at the Company. We never hid our intention to launch a Consent Solicitation and have always been forthright in our communications to the Company, Progenics stockholders and proxy advisory firms. Our purchases of stock in the run-up to launching our Consent Solicitation were based on our conviction about Progenics’ opportunities and potential. In the course of our conversations with the Company, we made it clear to Board members and others that we thought selling the Company before realizing its full potential was a mistake. However, Velan had no prior knowledge of a near-term transaction involving the Company, including who the ultimate purchaser would be or its timing, terms or structure.

Recent public communications from Progenics and Lantheus have contained a number of false and misleading claims about Velan that deserve correction. Consider the following points:

Progenics states the Lantheus “transaction addresses all of [stockholders’] concerns” and that the Board vote would have been unanimous had the two now-resigned directors abstained from voting.

•	This is blatantly misleading as (i) stockholders demanded new directors through their votes at the 2019 Annual Meeting and indicated significant dissatisfaction with the CEO – NOT support for a transaction at a massive discount whereby the Board is effectively throwing in the towel, (ii) the Board chose to vote on this transaction without new voices in the boardroom (when it had three months to fill two pending vacancies and apparently decided that any independent view on the Lantheus transaction was not welcome despite the stockholder vote), and (iii) the Company has made no operational progress and disclosed no plan to improve Progenics if the Lantheus transaction is not consummated.
•	In contrast to Velan, the Progenics directors knew of all pertinent facts regarding the deal and the Consent Solicitation, and should have allowed stockholders to first vote on which directors they believe are best suited to make such an important decision about the future of the Company.

•	We question why the Board refused the views of two new directors (that they could have selected) to opine on the Lantheus transaction. Clearly the transaction doesn’t seem as compelling as the Board would like stockholders to believe.

Progenics also implies that voting for Velan’s Nominees means the Lantheus transaction is not acceptable and will be voted down.

•	Our Nominees have stated their intent to fully evaluate the transaction once inside the boardroom – providing the independent review that the Board should have conducted on its own during the last three months.
•	Despite the Company’s misleading commentary, our Nominees are respected and experienced professionals with public company board experience and clearly understand their fiduciary duties as directors.
•	The Board is attempting to make this vote a referendum on the Lantheus transaction – this vote is about which director candidates have the qualifications and independence necessary to determine the best path forward for the Company and to instill the much needed accountability in the boardroom.
•	A change in a majority of the Board is now necessary – this Board has proven time and time again that it cannot be trusted and stockholders deserve to have highly-qualified nominees assess the merits of the transaction independently.

Progenics agrees that “run-rate costs savings, together with future cost avoidance…could generate hundreds of millions of dollars in value”

•	This statement all but explicitly agrees with Velan that the current transaction attributes no value to the Company’s radiopharmaceutical product portfolio.

Progenics claims that “Velan is forcing shareholders into making a pivotal decision [before] all material [merger] information is available”.

•	The Company conveniently fails to acknowledge that Velan delivered its written consent and filed its preliminary consent statement prior to the transaction announcement. The Company entered into a transaction (with a sizeable breakup fee) in the midst of a Consent Solicitation and with two directors that stockholders voted out in July. Who is depriving the stockholders of a right to choose?
•	Despite the Company’s erroneous commentary, Velan commenced its Consent Solicitation to reconstitute the Board given the Board’s abysmal track record and persistent and continued failure to deliver for cancer patients (indeed, Velan publicly sought to hold the Board accountable well before the Consent Solicitation) – NOT because of any purported transaction.

We also question the process run by the Board as it performed a “market check” in June 2019 for “potential cash buyers”.

•	How did the Board determine that Lantheus was the only stock acquiror that was worthy of contacting? We have heard from numerous investment banks and it seems quite clear that a comprehensive process to determine the interest of all potential buyers was not completed; if it were, the Company would have stated the number of parties it contacted in its presentation.
•	This also would have increased the competition tension in the process instead of countering Lantheus’ 35% pro forma ownership offer with a measly 36.5% offer – the Board sold the Company at the initial bid price without a competitive process and without any fruitful negotiations.

The Company also touts its negotiated 0.2502 exchange ratio.

•	Since Lantheus’ IPO in 2015, the implied exchange ratio has been worse than this negotiated rate for only 16% of trading days.
•	But it gets worse, if you only look at the time from the Lantheus’ IPO to AZEDRA’s FDA approval in July 2018 (after which point the Company botched its launch), only 14 of 781 trading days had an implied exchange ratio worse than this negotiated ratio – this means that 98% of the time, stockholders would have been better off than they are at this (poorly) negotiated exchange ratio.
•	The Board is attempting to sell the Company at a price lower than all recent capital raises and far below the valuation that we believe could be created with competent leadership.

Progenics states the “potential need for dilutive, near-term capital raise” and the $18 million termination fee as reasons to not vote for new directors.

•	These are issues caused by this Board’s mismanagement, not issues this Board can use to hold stockholders hostage.
•	Velan has seen through this thinly veiled threat and already had discussions with lenders that are willing to lend up to $200 million in non-dilutive capital to Progenics.

Finally, we would like to respond to comments made today by Lantheus.

•	We have no issue with Lantheus being the ultimate partner of Progenics. Rather, our concerns are with the manner in which the Board approved the transaction and the minimal sale process run by the Board to get the best deal possible for stockholders.
•	Furthermore, Lantheus is not responding to our assertion that it is acquiring Progenics’ product portfolio for FREE – that’s more telling than the items it has addressed.
•	Lantheus also appears to ignore its own supply chain issues and stagnant pipeline, which has not received an approval during CEO Mary Anne Heino’s time at Lantheus. When we spoke to CEO Heino last week, she refused to disclose what steps Lantheus would take to improve AZEDRA’s launch and implied the company did not have the existing infrastructure to manufacture and distribute PyL.
•	How can Progenics stockholders vote in an informed manner when the CEO of the acquiring business told us, “you are not my stockholder” and stated that Lantheus did not owe us a strategic plan for Progenics’ products prior to the vote to approve the transaction? The reality is that if this transaction is consummated we will indeed be Lantheus stockholders. Our Nominees have disclosed their plan, now it’s Lantheus’ turn.

***

Instead of addressing the serious, and potentially fraudulent, issues we have both privately and publicly raised regarding the Company’s supply chain and misleading (or omitted) disclosure to stockholders, the Company has again chosen to focus solely on Velan. We urge stockholders not to be distracted from the Board’s desperate and repeated attempts to avoid accountability at all costs and misguided focus on Velan. This Consent Solicitation is about the Board’s inability to deliver products to cancer patients and the need for accountability in the boardroom to put the Company on a better path forward.

Accordingly, we are asking our fellow stockholders to help us reconstitute the Board at this critical time by removing long-tenured Progenics directors Mr. Baker, Dr. Scheinberg and Ms. Williams, who have failed stockholders time and time and time again, and electing our five highly qualified Nominees, Drs. Ber and Ende, Ms. MacDougall, and Messrs. Mäusli and Mims. These new and independent Nominees all bring successful experience, not only in building successful organizations, but also in pursuing financial and strategic alternatives to optimize stockholder value.

Our slate of independent director Nominees is committed to executing on a comprehensive strategic plan for Progenics that will seek to bridge the gap between Progenics’ performance and its potential. This detailed plan – which addresses key issues that have stymied the current Board and management team, and involves improvements in the Company’s culture, execution, finances, governance, leadership, and strategy – can be viewed in our latest presentation at www.SavePGNX.com.

If you have not already done so, please provide your written consent TODAY on the GREEN consent card in support of our proposals. We appreciate your help in saving Progenics.”

THE BOARD MUST BE RECONSTITUTED TO MAXIMIZE STOCKHOLDER VALUE – TOGETHER, WE CAN SEND A STRONG (AND LEGALLY BINDING) DEMAND!

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Velan Capital, L.P., Altiva Management Inc., Balaji Venkataraman, Virinder Nohria, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC, Ryan Melkonian, Terence Cooke, Deepak Sarpangal, Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims (collectively, the “Participants”) have filed a definitive consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participants’ five director nominees.

Stockholders are advised to read the definitive consent statement and any other documents related to the solicitation of consents by the Participants because they contain important information, including additional information relating to the Participants. These materials and other materials filed by the Participants in connection with the solicitation of consents will be available at no charge at the SEC’s website at www.sec.gov. The definitive consent statement and other relevant documents filed by the Participants with the SEC will also be available, without charge, by calling the Participant’s proxy solicitor, Okapi Partners LLC, toll-free at (888) 785-6673 or by requesting copies via email to info@okapipartners.com.

Contacts

Investors:
Deepak Sarpangal
(415) 677-7050
info@velancapital.com

Okapi Partners LLC
Pat McHugh / Jason Alexander
(212) 297-0720
info@okapipartners.com

Media:
Joe Germani / Sarah Braunstein
Sloane & Company
(212) 486-9500
JGermani@sloanepr.com / SBraunstein@sloanepr.com

Item 2: On October 23, 2019, the following material was posted by the Participating Stockholders to www.savePGNX.com: